EXHIBIT 1
AGREEMENT TO FILE JOINTLY

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of common units of Arc Logistics Partners LP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 10, 2017

KARMAN D. PARKER		G. P. & W., INC.

/s/ Karman D. Parker		By:	/s/ Karman D. Parker
Name:	Karman D. Parker	Name:	Karman D. Parker
		Title:	Sole Director

CENTER TERMINAL COMPANY-CLEVELAND		KARMAN D. PARKER REVOCABLE TRUST U/T/A JUNE 30, 2015

By:	/s/ Karman D. Parker	By:	/s/ Karman D. Parker
Name:	Karman D. Parker	Name:	Karman D. Parker
Title:	Sole Director	Title:	Trustee